Vision Capital Management, Inc.

Code of Ethics

Date: December 31, 2014 Section A. Code of Ethics

1.                General; Securities Reporting Requirements

•	Rule 204A-1 promulgated under the Investment Advisers Act of 1940 (the "Advisers Act") requires registered investment advisers to adopt codes of ethics designed to protect clients and institute procedures to prevent violations of the Advisers Act (the “Code of Ethics”).

•	All "affiliated persons" (i.e., all directors, officers, employees and independent contractors) of VCMI must abide by the underlying principles of the Code of Ethics. Conformance to the Code of Ethics and to the policies and procedures provided in this Manual by all affiliated persons is a condition to employment or engagement by VCMI.

•	VCMI and its affiliated persons will comply with applicable federal and state securities laws at all times.

•	VCMI and its affiliated persons will conduct themselves with integrity and dignity and act in an ethical manner in their dealings with the public, clients and professional associates.

•	VCMI and its affiliated persons, in providing client services, will satisfy their fiduciary obligations to: (1) put clients' interests first;

(2)                       act with utmost good faith; (3) provide full and fair disclosure of all material facts; (4) not mislead clients; and (5) disclose all conflicts of interest.

•        Creating and maintaining clients' trust in VCMI is its paramount goal.

It is the philosophy of VCMI that long-term success for the company is directly impacted by the long-term satisfaction of clients.

•	Conflicts of Interest. All affiliated persons must disclose to the Compliance Officer all matters that reasonably could be expected to interfere with their duty to VCMI and its clients.

•	Each affiliated person that (1) either has access to information regarding clients' purchase or sale of securities, or (2) is involved in making securities recommendations or has access to nonpublic recommendations (a "Reporting Person") must submit to VCMI securities reports, as provided below. Currently, all full-time employees of VCMI are considered to be a Reporting Person. The Compliance Officer will review this list annually.

•	Securities Reports. Each Reporting Person must submit to VCMI annual holdings questionnaires and monthly securities transactions reports, as described below, relating to his or her ownership of securities (the term "securities" does not include direct obligations of the U.S. government, shares of money market funds and open-end mutual funds to which VCMI does not act as an investment adviser or underwriter). The reports must include securities held directly by the Reporting Person, as well as securities held by the following persons or entities ("related parties"):

(a)	Immediate family members of the affiliated person who share a household with the Reporting Person;
(b)	Minor children of the Reporting Person (whether or not sharing the household with the Reporting Person);
(c)	A trust satisfying any of the following: (1) a revocable trust established by the Reporting Person; (2) a trust for which the Reporting Person is trustee; or (3) a trust for which the Reporting Person is a beneficiary who has investment control or who shares investment control with the trustee of the trust.
(d)	A partnership or limited liability company in which the Reporting Person is a general partner or manager, as applicable;
(e)	An entity in which the Reporting Person has a controlling ownership interest and has or shares investment power over the entity's portfolio; and

(f)	A participant-directed retirement plan of the Reporting Person if the plan maintains separate accounts for participants and allocates securities to the participants.

•	All references to Reporting Persons in the remainder of this Section A include the Reporting Person's related parties.

•	Annual Holdings Questionnaire. Each Reporting Person must submit a completed annual questionnaire: (1) no later than 10 days after the individual becomes a Reporting Person; and (2) by March 31 of each subsequent year. The annual holdings questionnaire must include:

(a)	A list of household members and other related parties;
(b)	A list of brokerage or bank accounts in which the Reporting Person has beneficial ownership (including 529 Accounts and Exempt Accounts, as each term is defined on page 3);
(c)	Whether the Reporting Person has received any gifts from anyone doing business with VCMI other than those of nominal value;
(d)	Affirmation that the Reporting Person has requested duplicate statements of securities holdings and transactions to be sent to the CCO on a monthly basis for any reportable securities (except that duplicate securities are not required for accounts held at VCMI);
(e)	Any ownership in securities or entities, except those held in: (1) accounts for which duplicate brokerage statements are delivered to VCMI; (2) accounts held at VCMI; (3) 529 Accounts; and (4) Exempt Accounts, specifying:
o	The title and type of security;
o	Exchange ticker symbol or CUSIP number (if applicable); o Number of shares and principal amount of securities; and

o	The name of any broker, dealer or bank maintaining the account for the benefit of the Reporting Person or his or her related parties; and

(f)                The date of the questionnaire.

•	The information in the annual holdings questionnaire must be current as of a date no more than 45 days prior to the date of the report.

•        Securities Transactions Report. In addition to the annual holdings questionnaire, each Reporting Person must submit to VCMI a monthly report of his or her transactions in securities (the term "securities" is defined above), other than transactions effected pursuant to an automatic investment plan.

•        Each Reporting Person must submit securities transaction reports for reportable securities no later than 10 business days after the end of each month, unless duplicate brokerage statements are delivered to VCMI or accounts are held at VCMI. The securities transactions reports must include:

(a)                The title, price and amount of securities involved;

(b)	The ticker symbol or CUSIP number, interest rate and maturity date (if applicable);

(c)                The date and nature of the transaction;

(d)               The name of the executing broker, dealer or bank; and

(e)                The date of the report.

•	Notwithstanding any other provision of this Manual, a Reporting Person is not required to provide information in annual holdings questionnaires or monthly transaction reports about: (1) securities held in an account established pursuant to Section 529 of the Internal Revenue Code (a "529 Account") or (2) securities held in an account, if the Reporting Person is not able to influence or control investment decisions with respect to such account (an "Exempt Account"). Therefore, no provision of this Manual regarding securities reports applies to 529 Accounts or Exempt Accounts, except that the existence of any 529 Account or Exempt Account must be identified by the applicable Reporting Person in each annual questionnaire he or she submits. The Compliance Officer may take such actions as deemed appropriate to verify the lack of influence or control by the Reporting Person over investment decisions in the Exempt Account.
•	Reporting Persons do not have to include any account held at VCMI in annual holdings questionnaires or securities transactions reports.

•	The Compliance Officer will review each report submitted by Reporting Persons, except that another officer will review each report submitted by the Compliance Officer.

2.                Gifts, Entertainment and Travel

•        The purpose is to prevent principals and employees from providing gifts & entertainment in order to receive business through improper influence, accepting gifts and entertainment that could influence their decision making and providing or accepting gifts and entertainment that would result in actual or perceived conflict of interest.

•	VCMI requires employees to immediately notify the Compliance Officer in writing upon receipt of any gift.

•        VCMI requires employees to obtain written approval from the Compliance Officer before (whenever feasible) a gift is given by VCMI. If pre-approval is not feasible prior to gifting, written notice to the Compliance Officer is required as soon as prudently possible after the gifting.

•	Gifts and favors having a “de minimis” value and which would not otherwise be regarded as improper may be accepted or given on an occasional basis.

•        “Business entertainment” is considered part of a business relationship and occurs when a VCMI employee is in the presence of an outside business contact (either when the business contact is being entertained by a VCMI employee or vice versa). If a VCMI employee and the outside business contact do not both plan to be present, the item will be considered a gift and will be subject to the de minimis gift restrictions specified in this section.

•        The burden of establishing whether gifts are de minimis lies with the Compliance Officer. To determine an item's value, the Compliance Officer will use the higher of cost, face or market value (i.e., what it would cost to purchase the item on the open market). The Compliance Officer will notify the employee if the gift can be retained, or if the gift should be returned, or donated to charity.

•	Generally the Compliance Officer will assume that de minimis means $50 for gifts and $350 per event per client ($1,000 in aggregate over a 12 month period). Some examples of gifts are: gift cards, clothing, and event tickets. Some examples of entertainment are: concert & spectator sporting event tickets, sports outings (i.e., golfing) and meals. Gifts offered or received in connection with a bona fide personal relationship are excluded from this policy (i.e., a personal gift given in recognition of a life event, such as a baby or wedding gift, or a gift to honor a milestone birthday). Employees may attend business meals, business- related conferences, sporting events and other entertainment events at the expense of an outside business contact, so long as the expense and frequency are reasonable and both the employee and the donor are present.

•        "Travel" expenses (airfare & accommodations) will be paid by VCMI.

VCMI employees may not accept or offer air transportation nor may they accept or offer hotel or other accommodations without obtaining the prior written approval of the Compliance Officer.

•        This policy applies to gifts, travel or business entertainment given to or received by VCMI employees and principals, indirectly through vendors and clients.

3.                Political Contributions “Pay to Play”

•	Pursuant to Rule 206(4)-5 of the Advisers Act, VCMI and its "covered associates" generally may not make or direct contributions to any person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate for elective office of a government entity. Such a person, for purposes of this policy, is an "official." VCMI's "covered associates" include: (1) VCMI's executive officers; (2) any VCMI employee who solicits government entities for VCMI and the supervisors of such employees; and (3) any political action committee controlled by VCMI or any person described in (1) or (2) above.

•        VCMI's "executive officers," for purposes of this policy, include (a) VCMI's president; (b) any VCMI vice president in charge of a principal business unit, division or function; (c) any other VCMI officer performing a policy-making function; or (d) any other person who performs a similar policy-making function for VCMI.

•        The general prohibition described above is subject to two de minimis exceptions. VCMI's covered associates may make individual contributions of: (1) up to $350 per official (per election) for whom the covered associate is entitled to vote; and (2) up to $150 per official (per election) for whom the covered associate is not entitled to vote. Under both exceptions, primary and general elections are considered separate elections.

•        VCMI and its covered associates may not make or direct any contribution indirectly, which if done directly, would result in a violation of the prohibition described above. For example, a VCMI covered associate may not funnel political contributions through third parties such as consultants, family members or friends, if such contributions would violate the prohibition if given by the covered associate directly.

•	VCMI employees are required to obtain written approval from the Compliance Officer prior to making any political contribution.

•	VCMI will keep records identifying the following information, for five years from the end of the year in which such record was made:
(a)	The names and addresses of all covered associates and all government entities to which VCMI provides advisory services; and
(b)	The amount, date and recipient of all direct and indirect contributions made by VCMI or any covered associate to an official, political party or political action committee, with such contributions listed in chronological order.

•        VCMI will also retain a record identifying the name and address of any "regulated person" that solicits government entities for investment advisory services on VCMI's behalf for five years from the end of the last year in which VCMI employs any such solicitor. A "regulated person" means:

(a)	An SEC-registered investment adviser that is not then subject to a "time out" from advising government entities for compensation because it, or one of its covered associates, made or directed a political contribution that violated Rule 206(4)-5; or
(b)	An SEC-registered broker or dealer that is also a member of a national securities association, such as the Financial Industry Regulatory Authority, whose rules apply prohibitions on political contributions similar to Rule 206(4)-5.

4.                Insider Trading Policy; Spreading of False Information

•        Trading securities while in possession of material, nonpublic information regarding the securities or their issuers or improperly communicating that information to others may result in stringent penalties. VCMI views such a violation as a serious violation of firm policy. Such violations constitute grounds for disciplinary sanctions, including dismissal. This policy applies to all directors, employees and independent contractors of VCMI and extends to their related parties including, but not limited to, spouses, minor children and certain other family members.

•        If an employee has knowledge of, or has possession of any material, non-public information, he/she is to notify the Compliance Officer immediately and any potentially impacted accounts will be restricted immediately. Compliance Officer will provide notice of restricted account(s) and/or securities. No persons to whom this policy applies may execute a securities transaction while in possession of material, nonpublic information.

•        The terms "material" and "non-public" must be construed in a broad context. If VCMI has any clients whose securities are traded publicly, all transactions in such securities must be preapproved by the Compliance Officer.

•	VCMI also prohibits employees from knowingly spreading any false rumor concerning any company, or any purported market development, that is designed to impact trading for the price of that company's or any other company's securities, or from engaging in any other type of activity that constitutes illegal market manipulation.

5.                Procedures to Implement the Insider Trading Policy

•        See "Personal Trading" below.

•        The Compliance Officer will periodically review the concept of "insider trading," including definitions of "material" and "non-public" information with all employees. Employees will acknowledge understanding and receipt of the Insider Trading policy on a quarterly basis.

•	It is incumbent upon all personnel to understand the concepts of "insider trading" and maintain vigilance as to potential concerns.

6.                Personal Trading

•        References to Reporting Persons in this "Personal Trading" section refer to VCMI's Reporting Persons and their related parties. However, this Personal Trading policy does not apply to any 529 Account or Exempt Account.

•        The term “securities” in this “Personal Trading” section includes stocks, ETFs, Bonds and any other vehicle that prices intra-day which would allow the opportunity for a VCMI employee to potentially execute a trade at a better price than a client. The term “securities” does not include direct obligations of the U.S. government, shares of money market funds and open-end mutual funds to which VCMI does not act as an investment adviser, sub-adviser or underwriter.

•        Personal investments of VCMI's Reporting Persons in initial public offerings (IPOs) are expressly prohibited. With respect to private placement investments and illiquid investments, Reporting Persons must receive the express prior approval of the Compliance Officer prior to participating. The requirement to obtain prior approval of private placement and illiquid investments does not apply to any investment made prior to the Reporting Person becoming subject to this Code of Ethics.

•        For trades by the VCMI Reporting Persons that are not completed in conjunction with VCMI client trades in the same securities, the Compliance Officer will check the Advent reports to determine existing client positions and will ensure that there are no client trades pending or in process regarding the same issues. No Reporting Person may place a personal trade order for any security which VCMI is in the process of buying or selling on behalf of a client until such time as the Compliance Officer confirms that such client transactions are completed. It will be the Compliance Officer's responsibility to determine when client trades are "in process."

•	If a Reporting Person intends to execute a trade of a security held by a VCMI client, the Blackout Period (defined below) applies and the Reporting Person must submit a written request and receive approval from the Compliance Officer prior to executing the trade. The trade must be executed in the last half hour of the trading day (after 12:30pm PST). Compliance approval for such trades is only good for the trading day requested. If trade is not executed or completely filled, it must be re-submitted and approved by Compliance Officer on subsequent trading day(s).

•	Trades by the Reporting Persons done in conjunction with client trades (i.e., block trades) are allowed, but the Reporting Person should not receive a better price or execution.

•        VCMI’s “Blackout Period” is 3 days prior to, and 3 days following, a client purchase or sale of the same security. In extreme circumstances, a Reporting Person may exit a position during the Blackout Period only after obtaining written approval from the Compliance Officer in advance. Under no circumstances can a Reporting Person enter a position during the Blackout Period.

•        Exceptions to Blackout Period include trades with securities having a market cap of $1B and larger and where the quantity of the trade is 500 shares or less.

•	VCMI employees may not purchase shares of funds for which VCMI acts as an adviser or sub-adviser.

•	VCMI is not precluded from buying for its clients an issue already owned by a Reporting Person if VCMI determines that such purchase is in the best interest of its clients.

•        VCMI's Reporting Persons must regularly submit to the Compliance Officer reports describing securities owned, and transactions effected, by them. This reporting requirement does not apply to any account held at VCMI by the Reporting Persons. The accounts held at VCMI are otherwise subject to this personal trading policy.

•	The Compliance Officer will maintain a file of all personal transactions and compare them on a monthly basis with VCMI client trades made in the same month to determine whether any trades by VCMI's Reporting Persons violated any portion of this policy. In addition, the Compliance Officer will periodically: (1) conduct an assessment of whether VCMI's Reporting Persons followed the procedures required by this Manual; (2) identify patterns in the Reporting Persons' trading that may indicate abuse; and (3) investigate disparities between the percentage of profitable trades when the Reporting Person trades for his or her own account and the percentage of profitable trades when he or she places trades for clients.

•	Transactions by the Compliance Officer and his or her related parties will be reviewed monthly and annually by another officer of VCMI.

•	Upon becoming a Reporting Person, each Reporting Person will be required to provide to the Compliance Officer a list of current personal accounts held by the Reporting Person and provide duplicate monthly statements for accounts that are not held at VCMI. The requirement to provide duplicate monthly statements will not apply if an account holds only non-reportable securities and will not apply to 529 Accounts or

Exempt Accounts.

•	Reporting Persons will not have any undisclosed investment accounts (whether or not such accounts are 529 Accounts or Exempt Accounts).

•        VCMI does not allow Reporting Persons to engage in short-swing trading, which is defined as buying and selling shares of the same security within 60 days or less, unless pre-approved by the Compliance Officer.

•        Government securities, registered open-end mutual fund shares and liquid investments (i.e., bankers' acceptances, certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements) are excluded from the rules of this personal trading policy.

•        If the Compliance Officer or his or her related parties wish to engage in any transaction that requires pre-approval under these policies, the transaction must be pre-approved by another officer of VCMI.

7.                Acknowledgment of Manual

•	Each of VCMI's affiliated persons will receive a copy of this Manual, including this Code of Ethics, and each affiliated person must sign and submit to the Compliance Officer acknowledgment of his or her receipt of this Manual. Each of VCMI's affiliated persons will also receive any amendment to this Code of Ethics, as well as any material amendment to any other part of this Manual, and each such person must sign and submit to the Compliance Officer acknowledgment of his or her receipt of such amendment or material amendment, as applicable. A form of the acknowledgment that may be used to comply with this Section A.7 is provided on the last page of this Manual.

8.                Reporting Violations of Manual

•	VCMI's affiliated persons must report any violation of this Manual to the Compliance Officer as soon as possible.